CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Mentortech Inc. for the registration of 3,672,497 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 1998, except for the first paragraph in Note 9, as to which the date was March 3, 1998, with respect to the consolidated financial statements of Mentortech Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                            /s/Ernst & Young LLP



September 28, 1998
New York, New York